Exhibit 99.1

Contact:

Media:	Avista 24/7 Media Access (509) 495-4174
Laurine Jue (509) 495-2510, laurine.jue@avistacorp.com
Investors:	John Wilcox (509) 495-4171, john.wilcox@avistacorp.com

Major General (Retired) Julie Bentz Joins Avista Corp. Board of Directors as R. John Taylor Retires from Board

SPOKANE, Wash. Aug. 11, 2021, 1:05pm PDT: Avista Corp. (NYSE: AVA) announced that Major General (Retired) Julie Bentz, age 57, has joined the Avista Corp. board of directors. Major General Bentz was appointed by the board on August 5 and will join the board effective Nov. 1, 2021.

Major General Bentz retired in 2019 after a successful 33-year career, spanning active, reserve and National Guard commissioned service. She has been a recurring member of the White House National Security Council Staff and Homeland Security Council for the Executive Office of the President. While working at the White House, her roles included Senior Advisor for Emerging Technologies and Director of Strategic Capabilities. During her career, she also held numerous roles in the Department of Defense at the Pentagon.

Major General Bentz holds a M.S. in National Security Strategy from the National Defense University, a Ph.D. and M.S. in Nuclear Engineering from the University of Missouri, and a B.A. in Radiological Health from Oregon State University.

“We are grateful for Major General Bentz’s service to our country and are honored to have her join Avista’s Board of Directors. She is an experienced senior leader with demonstrated capability of leading organizations, providing strategic direction and motivation to successfully implement programs across federal, state, local, and international communities. Her skills and life experience will be critical assets to Avista as we plan for our energy future,” said Avista President and CEO Dennis Vermillion. “While she earned prestigious positions at the White House and the Pentagon during her distinguished military career, she’s now retired in Oregon and has family in Spokane. In fact, her uncle King Cole, was instrumental in bringing the EXPO ‘74 World’s Fair to Spokane and transforming our city into the vibrant community it is today.”

Major General Bentz will serve on the Environmental, Technology and Operations Committee, and the Finance Committee of Avista’s Board. She fills the vacancy created when R. John Taylor retired from Avista’s Board on June 21, 2021.

Mr. Taylor had been a Director since 1985, and most recently served on the Governance & Corporate Responsibility Committee, Executive Committee and served as Chair of the Compensation & Organization Committee of Avista’s Board.

“We appreciate John’s longstanding service and commitment to Avista. We’ve benefitted from his leadership, experience, and strategic counsel on Avista’s Board for the past 36 years. As the longest-tenured current Board member, he’s been involved in many changes in our industry and our company, including a name change, several CEO transitions, numerous issues, and now a pandemic. We are thankful for John’s support and wise counsel over the years,” said Vermillion.

About Avista Corp.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 402,000 customers and natural gas to 369,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

SOURCE: Avista Corporation

-2151-

To unsubscribe from Avista’s news release distribution, send reply message to lena.funston@avistacorp.com